Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-287470, 333-281251, 333-266665, 333-240324, 333-213010, 333-161279, and 333-161278) on Form S-8 of our reports dated March 2, 2026, with respect to the consolidated financial statements of Crawford & Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia

March 2, 2026